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                                                                    EXHIBIT 10.3

                      EXECUTIVE DEFERRED COMPENSATION PLAN

                         FOR ALLEGRO MICROSYSTEMS, INC.

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                                                                               .
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                      EXECUTIVE DEFERRED COMPENSATION PLAN

                         FOR ALLEGRO MICROSYSTEMS, INC.

                                TABLE OF CONTENTS

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                                                                            PAGE
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
     ARTICLE

1.   Definitions.........................................................     1

2.   Membership..........................................................     4

3.   Deferral Election...................................................     6

4.   Company Contributions...............................................    10

5.   Maintenance of Accounts.............................................    11

6.   Payment of Benefits.................................................    14

7.   Amendment or Termination............................................    19

8.   General Provisions..................................................    21

9.   Signature and Verification..........................................    26

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                                  INTRODUCTION

This Executive Deferred Compensation Plan of Allegro Microsystems, Inc. (the "Plan") has been authorized by Allegro Microsystems, Inc. and Allegro Microsystems, W.G., Inc. (the "Company") to be applicable effective on and after April 1, 1995. This Plan is intended to promote extraordinary contributions by eligible executives towards the success of the Company by providing such executives with an opportunity to defer a portion of any compensation they may receive as base salary or as a bonus under any bonus program maintained by the Company and to restore Company Basic and Supplemental Retirement Contributions lost under the Allegro Microsystems, Inc. Employee's Retirement and Savings Plan because of the application of the limitation on compensation imposed by Section 401(a)(17) of the Internal Revenue Code or by reason of the deferral of his base salary or bonus under the Plan. The Plan is unfunded and is maintained by the Company for the purpose of providing deferred compensation for a select group of management or highly-compensated employees. The Plan reads as hereinafter set forth.

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                           DEFERRED COMPENSATION PLAN
                          FOR ALLEGRO MICROSYSTEMS, INC

                             ARTICLE 1. DEFINITIONS

1.01 "Administrative Committee" shall mean the committee which administers the Plan. The members of the Plan's Administrative Committee shall be those persons appointed by the President, Allegro Microsystems, Inc. to administer the Plan.

1.02 "Affiliated Company" shall mean any company, corporation or business directly or indirectly controlled by Allegro Microsystems, Inc., whether or not such company, corporation or business participates in the Plan.

1.03 "Base Salary" shall mean the Member's annual fixed compensation that is paid periodically during the year, determined prior to any pre-tax contributions under a "qualified cash or deferred arrangement" (as defined under Section 401(k) of the Internal Revenue Code and its applicable regulations) or under a "cafeteria plan" (as defined under Section 125 of said Code and its applicable regulations) and any deferrals under Article 3.

1.04 "Beneficiary" shall mean the beneficiary designated by a Member pursuant to
     Section 6.04.

1.05 "Bonus" shall mean any payment made pursuant to a plan identified as a bonus plan.

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1.06 "Company" shall mean Allegro Microsystems, Inc. and any successor thereto, with respect to its employees, Allegro Microsystems W.G., Inc. with respect to its employees and any other Affiliated Company authorized by the Board of Directors to participate in the Plan, with respect to its employees.

1.07 "Company Account" shall mean the bookkeeping account maintained for each Member to record the amount of Company Contributions credited to a Member in accordance with Article 4, as adjusted pursuant to Article 5.

1.08 "Deferral Account" shall mean the bookkeeping account (or accounts) maintained for each Member to record the amount of his Base Salary and/or Bonus he has elected to defer in accordance with Article 3, as adjusted pursuant to Article 5. The Administrative Committee may establish such sub-accounts within a Member's Deferral Account as it deems necessary to implement the provisions of the Plan.

1.09 "Deferral Agreement" shall mean the completed agreement, including any amendments, attachments and appendices thereto, in such form determined by the Administrative Committee, between an Eligible Executive and the Company, under which the Eligible Executive agrees to defer Base Salary or a Bonus under the Plan.

1.10 "Effective Date" shall mean April 1, 1995.

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1.11 "Eligible Executive" shall mean an employee of the Company who is (i) a senior staff member on the payroll of the Company, (ii) the president of Allegro Microsystems, Inc. or (iii) the president of Allegro Microsystems, W.G., Inc., and who is designated by the Administrative Committee as eligible to participate in this Plan.

1.12 "Member" shall mean, except as otherwise provided in Article 2, each Eligible Executive who has executed a Deferral Agreement as described in
     Section 2.01.

1.13 "Plan" shall mean the Executive Deferred Compensation Plan of Allegro Microsystems, Inc. as set forth in this document, as it may be amended from time to time.

1.14 "Plan Year" shall mean the calendar year.

1.15 "Savings Plan" shall mean Allegro Microsystems, Inc. Employees' Retirement and Savings Plan.

1.16 "Valuation Date" shall mean the last business day of each calendar quarter following the Effective Date, or such other day as the Administrative Committee may determine.

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                              ARTICLE 2. MEMBERSHIP

2.01 In General

(a) An Eligible Executive shall become a Member (i) as of the date he first files a Deferral Agreement with the Administrative Committee or (ii) as of the beginning of the first calendar year (but never earlier than the Effective Date) during which the amount of Company Basic or Supplemental Retirement Contributions made on behalf of an Eligible Executive Employee under the Savings Plan are curtailed due to the limitation on compensation imposed by Section 401(a)(17) of the Internal Revenue Code, if earlier. However, an Eligible Executive's Deferral Agreement shall be effective for purposes of deferring a Base Salary or Bonus only as provided in Article 3.

(b) A Member's Deferral Agreement shall be in writing and be properly completed upon a form approved by the Administrative Committee, which shall be the sole judge of the proper completion thereof. Such Deferral Agreement shall provide for the deferral of a Base Salary or Bonus. The Deferral Agreement may include such other provisions as the Administrative Committee deems appropriate. A Deferral Agreement shall not be revoked or modified except as otherwise provided in Article 3 or in Section 4.01.

(c) The Administrative Committee may require such other information as it deems appropriate as a condition for membership in the Plan.

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2.02 Termination of Membership; Re-Employment

(a) Membership shall cease upon a Member's termination of employment with the Company unless the Member is entitled to benefits under the Plan, in which event his membership shall terminate when those benefits are distributed to him. Membership shall also cease as provided in the preceding sentence upon a Member's taking a leave of absence from the Company unless such leave of absence is approved by the Company.

(b) If a former Member whose membership in the Plan ceased under Section 2.02(a) is re-employed as an Eligible Executive, the former Member may become a Member again in accordance with the provisions of Section 2.01.

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                          ARTICLE 3. DEFERRAL ELECTION

3.01 Filing Requirements

(a) Prior to the close of business on December 31 in any Plan Year, an Eligible Executive may elect, subject to the limits of Section 3.02, to defer all or a portion of his Base Salary that is otherwise earned and payable in the next calendar year or his Bonus for services in the current fiscal year that is payable in the next fiscal and calendar year by filing a Deferral Agreement with the Administrative Committee. In the event that December 31 does not fall on a business day, such filing must be made by the close of business on the last prior business day. If an employee becomes an Eligible Executive after January 1 in any Plan Year, he may elect to defer his Base Salary or Bonus for that year by filing a Deferral Agreement with the Administrative Committee prior to the close of business on the tenth business day following the date he becomes an Eligible Executive; provided, however that Bonus may be deferred only if the amount earned for that year has not already been determined by appropriate action of the Company. Notwithstanding any other provision to the contrary, an election to defer any part of Base Salary or Bonus payable in the 1995 Plan Year filed with the Administrative Committee on or before the Effective Date shall be effective only with respect to Base Salary earned and payable on or after the Effective Date and Bonus paid after the Effective Date; provided, however, that Bonus may be deferred only if the amount of Bonus for the Plan Year has not already been determined by appropriate action of the Chairman of the Board of the Company.

(b) An Eligible Executive's election to defer all or a portion of his Base Salary or Bonus for any Plan Year shall be effective on the last day the deferral of such Base Salary or Bonus may be elected under Section 3.01(a). An Eligible Executive may revoke or change his

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     election to defer all or a portion of his Base Salary or Bonus at any time prior to the date the election becomes effective. Any such revocation or change shall be made in a form and manner determined by the Administrative Committee.

(c) Except as to a Member who becomes an Eligible Executive after January 1 of the then current Plan Year, a Member's Deferral Agreement shall apply only with respect to Base Salary earned in the Plan Year following the Plan Year in which the Deferral Agreement is filed with the Administrative Committee under Section 3.01(a). A Member's Deferral Agreement shall only apply to a Bonus determined after the Deferral Agreement is filed with the Administrative Committee under Section 3.01(a). An Eligible Executive must file, in accordance with the provisions of Section 3.01(a), a new Deferral Agreement for each Plan Year the Eligible Executive desires to defer a portion of Base Salary or Bonus.

(d) If a Member ceases to be an Eligible Executive but continue to be employed by the Company, he shall continue to be a Member and his Deferral Agreement currently in effect for the Plan Year shall remain in force for the remainder of such Plan Year, but such Member shall not be eligible to defer any portion of his Base Salary or Bonus earned in a subsequent Plan Year until such time as he shall once again become a Eligible Executive. An Eligible Executive must file a new Deferral Agreement each Plan Year in accordance with the provisions of Section 3.01(a) in order to defer all or a portion of his Base Salary or Bonus for the following Plan Year.

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(e)  Notwithstanding anything in this plan to the contrary, if an Eligible
     Executive

     (i) receives a withdrawal of any pre-tax contributions on account of hardship from any plan which is maintained by the Company and which meets the requirements of Section 401(k) of the Internal Revenue Code (or any successor thereto) and

     (ii) is precluded from making contributions to such 401(k) plan for at least 12 months after receipt of the hardship withdrawal,

     no amounts shall be deferred under this Plan under the Eligible Executive's Deferral Agreements with respect to Base Salary or Bonus until such time as the Eligible Executive is again permitted to contribute to such 401(k) plan. Any Base Salary or Bonus payment which would have been deferred pursuant to a Deferral Agreement but for the application of this Section 3.01(e) shall be paid to the Eligible Executive as if he had not entered into the Deferral Agreement.

3.02 AMOUNT OF DEFERRAL

(a) An Eligible Executive may defer up to 100% of his Base Salary or Bonus. Any deferral shall be in 1% increments.

(b) In its sole discretion, the Administrative Committee may establish such other maximum or minimum limits on the amount of Base Salary or Bonus an Eligible Executive may defer as it deems appropriate. Eligible Executives shall be given written notice of any such limits at least ten business days prior to the date they take effect.

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3.03 Crediting to Account

     The amount of Base Salary or Bonus which an Eligible Executive has elected to defer shall be credited to his Deferral Account no later than the first business day of the first calendar month following the date the Base Salary or Bonus would have been paid to the Eligible Executive in the absence of a Deferral Agreement with respect to such amount.

3.04 Vesting

     A Member shall at all times be 100% vested in his Deferral Account.

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                         ARTICLE 4. COMPANY CONTRIBUTION

4.01 Amount of Company Contribution

     To the extent the Company is prevented from making Company Basic Retirement Contributions or Company Supplemental Retirement Contributions under the Savings Plan on behalf of a Member in any calendar year in which he is a Member hereunder by reason of the deferral of his Base Salary or Bonus pursuant to an election under Article 3 or by reason of the limitation imposed on compensation by Section 401(a)(17) of the Internal Revenue Code; such Company Basic Retirement Contributions and Company Supplement Retirement Contributions will be deemed to be made under this Plan and credited to his Company Account pursuant to Section 4.02.

4.02 Crediting to Account

     The Company Contributions determined pursuant to Section 4.01 on behalf of a Member shall be credited to such Member's Company Account as soon as administratively practicable following the close of each calendar year.

4.03 Vesting

     A Member shall vest in the Company Contributions made on his behalf under
     Section 4.01, adjusted pursuant to Article 5, at the same rate at which such contributions would have vested under the Savings Plan had they been contributed thereunder. In the event a Member terminates employment prior to vesting in all or any part of the Company Contributions made on his behalf, such Company Account shall be forfeited and shall not be restored if the Member is subsequently re-employed by the Company.

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                       ARTICLE 5. MAINTENANCE OF ACCOUNTS

5.01 Adjustment of Account

(a) As of each Valuation Date, each Deferral Account (and any sub-account thereof) and each Company Account shall be credited or debited with the amount of earnings or losses with which such accounts would have been credited or debited, assuming it had been invested in one or more investment funds, or earned the rate of return of one or more indices of investment performance, designated by the Administrative Committee and elected by the Member pursuant to Section 5.02 for purposes of measuring the investment performance of his accounts.

(b) The Administrative Committee shall designate at least one investment fund or index of investment performance and may designate other investment funds or investment indices to be used to measure the investment performance of a Member's accounts. The designation of any such investment funds or indices shall not require the Company to invest or earmark their general assets in any specific manner. The Administrative Committee may change the designation of investment funds or indices from time to time, in its sole discretion, and any such change shall not be deemed to be an amendment affecting Members' rights under Section 7.02.

5.02 Investment Performance Elections

     In the event the Administrative Committee designates more than one investment fund or index of investment performance under Section 5.01, each Member shall file an investment election with the Administrative Committee with respect to the investment of his Deferrals and Company Contributions within such time period and on such form as

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     the Administrative Committee may prescribe. The election shall designate the investment fund or funds or index or indices of investment performance which shall be used to measure the investment performance of the Member's Deferrals. The election shall be in increments of 10%.

5.03 Changing Investment Elections

(a) A Member may change his election in Section 5.02 used to measure the investment performance of his future Deferrals and Company Contributions, no more than four times in any calendar year, by filing an appropriate written notice with the Administrative Committee at least 15 days in advance of the date such election is effective. The notice shall be effective as of the beginning of the first payroll period of the first calendar quarter following the date the notice is filed with the Administrative Committee.

(b) A Member may change his election of the investment fund or funds or index or indices of investment performance used to measure the future investment performance of his existing account balance, by filing an appropriate written notice with the Administrative Committee at least 15 days in advance of the date such election is effective. The election shall be effective as of the first business day of the calendar quarter following the month in which the notice is filed.

5.04 Individual Accounts

     The Administrative Committee shall maintain, or cause to be maintained, records showing the balances of each Member's Deferral Account (and any sub-account thereof) and Company Account. At least once a year, each Member shall be furnished with a statement setting forth the value of his Deferral Account and Company Account.

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5.05 Valuation of Accounts

(a) The Administrative Committee shall value or cause to be valued each Member's accounts at least quarterly. On each Valuation Date there shall be allocated to the accounts of each Member the appropriate amount determined in accordance with Section 5.01.

(b) Whenever an event requires a determination of the value of a Member's Deferral Account (or any sub-account thereof) or his Company Account, the value shall be computed as of the Valuation Date coincident with, or immediately following, the date of the event.

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                         ARTICLE 6. PAYMENT OF BENEFITS

6.01 Payment on Termination of Employment

(a) The distribution of the Member's Deferral Account (or any subaccount thereof) shall commence, pursuant to Section 6.03, on or after the occurrence of the earlier of (i) or (ii) as designated by the Participant on his Deferral Agreement:

     (i) the Participant's termination of employment with the Company and all Affiliated Companies or

     (ii) a designated date not later than his attainment of age 70-1/2.

     In the event a Participant elects (ii) above, he may not elect a date less than three (3) years subsequent to the date he executed the Deferral Agreement, and in the event such Participant terminates employment prior to such designated date, the distribution of his Deferral Account shall commence, pursuant to Section 6.03, as soon as practicable after his termination of employment. A Participant shall not change his designation of the event which entitles him to distribution of his Deferral Account or subaccount thereof.

(b)  The distribution of the Member's Company Account shall commence pursuant to
     Section 6.04, as soon as practicable following the Member's termination of employment with the Company and all Affiliated Companies.

6.02 Hardship

(a) While employed by the Company, a Member may, in the event of a severe unforeseeable financial hardship, request a withdrawal from his Deferral Account. The request shall be made in a time and manner determined by the Administrative Committee, shall not be for a greater amount than the lesser of (i) the amount required to meet the financial hardship,

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     including amounts necessary to pay any federal, state or local income taxes, or (ii) the amount of his Deferral Account, and shall be subject to approval by the Administrative Committee.

(b)  For purposes of this Section 6.02 financial hardship shall include:

     (i) sudden and unexpected illness of the Member, his spouse or his dependents, resulting in severe financial hardship to the Member;

     (ii) loss of the Member's property due to a casualty, or other similar extraordinary circumstances arising as a result of events beyond the control of the Member;

     (iii) any other extraordinary and unforeseeable circumstances of the Member approved by the Administrative Committee if such circumstances would result in a present or impending critical financial need which the Member is unable to satisfy with funds reasonably available from other sources.

(c) Except as otherwise provided in this Section 6.02, no portion of a Member's Deferral Account may be withdrawn prior to the date the Member elected in the Deferral Agreement and no portion of a Member's Company Account may be withdrawn prior to the date the Member terminates employment.

6.03 Method of Payment - Deferral Account

(a) Except as otherwise provided in paragraphs (b) and (c) below, payment of a Member's Deferral Account (or any applicable sub-account thereof) shall be made as designated by the Member on his Deferral Agreement under one of the following methods of payment:

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     (i)  approximately equal annual cash installments for a period of years, not to exceed 10 years, designated by the Member on his Deferral Agreement; or

     (ii) in single lump sum cash payment.

     During an installment payment period, the Member's Deferral Account shall continue to be credited with earnings or losses as described in Section
     5.01. The first installment or lump sum payment shall be made as soon as administratively practicable following the Valuation Date coincident with or next following the date the Member terminates employment with the Company and all Affiliated Companies and subsequent installments, if any, shall be determined as of the last business day of each calendar year and shall be paid as soon as administratively practicable thereafter. The amount of each installment shall equal the balance in the Member's Deferral Account as of each Valuation Date of determination divided by the number of remaining installments (including the installment being determined).

(b) If a distribution of the Member's Deferral Account (or any sub-account thereof) is to commence pursuant to clause (ii) of Section 6.01, such distribution shall be made in a single cash lump sum payment as soon as practicable following the Valuation Date coincident with or next following the designated date.

(c) If a Member dies before payment of the entire balance of his Deferral Account, an amount equal to the unpaid portion thereof as of the date of his death shall be payable in one lump sum to his Beneficiary as soon as practicable after the Valuation Date coincident with or next following the Member's date of death.

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6.04 Method of Payment - Company Account

(a) Upon termination of employment with the Company and all Affiliated Companies, the amount credited to a Member's Company Account, to the extent vested under the terms of the Savings Plan, shall be distributed to the Member in a single cash lump sum payment as soon as practicable after the Valuation Date coincident with or next following the date the Member incurs such termination of employment.

(b) In the event the Member terminates employment for reasons other than death prior to vesting in all or any part of the amount to the credit of his Company Account, such nonvested amount shall be forfeited.

(c) A Member's Company Account shall be payable to his Beneficiary as soon as practicable after the Valuation Date coincident with or next following his date of death. The Company Account shall be paid to his Beneficiary in a single cash lump sum payment.

6.05 Designation of Beneficiary

     A Member may, in a time and manner determined by the Administrative Committee, designate a beneficiary and one or more contingent beneficiaries (which may include the Member's estate) as his Beneficiary under this Plan to receive any benefits which may be payable under this Plan upon his death. If the Member fails to designate a Beneficiary or contingent Beneficiary, or if the Beneficiary and the contingent Beneficiaries fail to survive the Member, such benefits shall be paid to the Member's estate. A Member may revoke or change any designation made under this Section 6.05 in a time and manner determined by the Administrative Committee.

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6.06 Tax Increases

     Notwithstanding the provisions of Sections 6.01 and 6.02, in the event a Member's Deferral Account is being paid in installment payments under
     Section 6.03, and during said payout period Federal personal income tax rates for the highest marginal tax rate are scheduled to increase by 3 or more percentage points, at the direction of the Administrative Committee, any remaining installment payments to be paid after the effective date of such increase shall be paid in a single lump sum prior to said effective date.

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                      ARTICLE 7. AMENDMENT OR TERMINATION

7.01 Right to Terminate

     Allegro Microsystems, Inc. may, by action of its Board of Directors, in its sole discretion, terminate this Plan and the related Deferral Agreements at any time. In the event the Plan and related Deferral Agreements are terminated, each Member and Beneficiary shall receive a single sum payment in cash equal to the balance of his Deferral Account and Company Account. The single sum payment shall be made as soon as practicable following the date the Plan is terminated and shall be in lieu of any other benefit which may be payable to the Member or Beneficiary under this Plan. Any action to terminate the Plan by the Board of Directors shall be taken in such manner as may be permitted under the by-laws of the Company.

7.02 Right to Amend

     The Allegro Microsystems, Inc. may, by action of its Board of Directors, in its sole discretion, amend this Plan and the related Deferral Agreements in any way on 30 days prior notice to the Members. If any amendment to this Plan or to the Deferral Agreements shall adversely affect the rights of a Member, such individual must consent in writing to such amendment prior to its effective date. If such individual does not consent to the amendment, the Plan and related Deferral Agreements shall be deemed to be terminated with respect to such individual and he shall receive a single sum payment of his Deferral Account and Company Account in cash as soon thereafter as is practicable. Notwithstanding the foregoing, the Administrative Committee's change in any investment funds or investment index under
     Section 5.01, or the restriction of future Bonuses (and the opportunity to defer Bonuses) shall not be deemed to adversely affect

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                                                                         Page 20


     any Member's rights. Any action to amend the Plan by the Board of Directors shall be taken in such manner as may be permitted under the by-laws of the Company.

7.03 Uniform Action

     Notwithstanding anything in the Plan to the contrary, any action to amend or terminate the Plan or the Deferral Agreements must be taken in a uniform and nondiscriminatory manner.

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                                                                         Page 21


                          ARTICLE 8. GENERAL PROVISIONS

8.01 Funding

(a) All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Company, to the extent not paid by a grantor trust established pursuant to paragraph (b) below.

(b) The Company may, for administrative reasons, establish a grantor trust for the benefit of Members participating in the Plan. The assets of said trust will be held separate and apart from other Company funds, and shall be used exclusively for the purposes set forth in the Plan and the applicable trust agreement, subject to the following conditions:

     (i) the creation of said trust shall not cause the Plan to be other than "unfunded" for purposes of Title I of ERISA;

     (ii) the Company shall be treated as "grantor" of said trust for purposes of Section 677 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     (iii) said trust agreement shall provide that its assets may be used to satisfy claims of the Company's general creditors, and the rights of such general creditors are enforceable by them under federal and state law.

8.02 No Contract of Employment

     The existence of this Plan or of a Deferral Agreement does not constitute a contract for continued employment between an Eligible Executive or a Member and the Company. Except as otherwise limited by the terms of any valid employment contract or agreement entered into between the Company and an Eligible Executive or Member, the Company

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     reserve the right to modify an Eligible Executive's or Member's remuneration and to terminate an Eligible Executive or a Member for any reason and at any time, notwithstanding the existence of this Plan or of a Deferral Agreement.

8.03 Withholding Taxes

     All payments under this Plan shall be net of an amount sufficient to satisfy any federal, state or local withholding tax requirements.

8.04 Nonalienation

     Subject to applicable law, the right to receive any benefit under this Plan may not be transferred, assigned, pledged or encumbered by a Member, Beneficiary or contingent Beneficiary in any manner and any attempt to do so shall be void. No such benefit shall be subject to garnishment, attachment or other legal or equitable process without the prior written consent of the Company.

8.05 Administration

(a) This Plan shall be administered by the Administrative Committee. The Administrative Committee shall establish rules for the administration of the Plan, shall have discretionary authority to interpret and construe the Plan and shall take any other action necessary to the proper operation of the Plan. The members of the Administrative Committee may allocate among themselves or delegate to other persons all or such portion of their duties under the Plan as they, in their sole discretion, shall determine.

(b) Prior to paying any benefit under this Plan, the Administrative Committee may require the Member, Beneficiary or contingent Beneficiary to provide such information or material as the Administrative Committee, in its sole discretion, shall deem necessary for

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                                                                         Page 23


     it to make any determination it may be required to make under this Plan. The Administrative Committee may withhold payment of any benefit under this Plan until it receives all such information and material and is reasonably satisfied of its correctness and genuineness.

(c) All acts and decisions of the Administrative Committee shall be final and binding upon all Members, former Members, Beneficiaries, contingent Beneficiaries and employees of the Company.

8.06 Claims Procedure

     The Administrative Committee shall provide adequate notice in writing to any Member, former Member, Beneficiary or contingent Beneficiary whose claim for benefits under this Plan has been denied, setting forth the specific reasons for such denial. A reasonable opportunity shall be afforded to any such Member, former Member, Beneficiary or contingent Beneficiary for a full and fair review by the Administrative Committee of its decision denying the claim. The Administrative Committee's decision on any such review shall be final and binding on the Member, former Member, Beneficiary or contingent Beneficiary and all other interested persons.

8.07 Facility of Payment

     In the event the Administrative Committee shall find that a Member or his Beneficiary is unable to care for his affairs because of illness or accident, the Administrative Committee may direct that any benefit payment due him, unless claim shall have been made therefor by a duly appointed legal representative, be paid to his spouse, a child, a parent or other

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                                                                         Page 24


     blood relative, or to a person with whom he resides, and any such payment so made shall be a complete discharge of the liabilities of the Plan therefor.

8.08 Limitation of Liability

     The Company, the members of the Administrative Committee, and any officer, employee or agent of the Company shall not incur any liability individually or on behalf of any other individuals or on behalf of the Company for any act or failure to act, made in good faith in relation to the Plan.

8.09 Indemnification

     The Company, the members of the Administrative Committee and the officers, employees and agents of the Company shall, unless prohibited by any applicable law, be indemnified against any and all liabilities arising by reason of any act, or failure to act, in relation to the Plan including, without limitation, expenses reasonably incurred in the defense of any claim relating to the Plan, amounts paid in any compromise or settlement relating to the Plan and any civil penalty or excise tax imposed by any applicable statute, if:

     (a)  the act or failure to act shall have occurred

          (i) in the course of the person's service as an officer of the Company or member of the Administrative Committee, or

          (ii) in connection with a service provided without compensation to the Plan or to the Members or Beneficiaries of the Plan, if such service was requested by the Administrative Committee, and

     (b) the act or failure to act is in good faith and in, or not opposed to, the best interests of the Company.

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                                                                         Page 25


     This determination shall be made by the Company and, if such determination is made in good faith and not arbitrarily or capriciously, shall be conclusive. The foregoing indemnification shall be from the assets of the Company. However, the Company's obligation hereunder shall be offset to the extent of any otherwise applicable insurance coverage under a policy maintained by the Company or any other person, or other source of indemnification.

8.10 Payment of Expenses

     All administrative expenses of the Plan and all benefits under the Plan shall be paid from the general assets of the Company.

8.11 Construction

(a) The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated personnel. All rights hereunder shall be governed by and construed in accordance with the Employee Retirement Income Security Act of 1974, as amended, and laws of the state of Massachusetts.

(b)  The masculine pronoun shall mean the feminine wherever appropriate.

(c) The captions inserted in the Plan are inserted as a matter of convenience and shall not affect the construction of the Plan.

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                                                                         Page 26


                      ARTICLE 8. SIGNATURE AND VERIFICATION

IN WITNESS WHEREOF, Allegro Microsystems, Inc. has caused this Plan to be executed this 1st day of JUNE, 1995.


                                        /s/ Fred A. Windover
                                        ________________________________________

Attest: ____________________________